Exhibit 99.1

INTERNATIONAL RECTIFIER REPORTS

FISCAL FOURTH QUARTER RESULTS

Design Wins Drive Orders Up 7 Percent Sequentially

With Margins Exceeding Guidance

EL SEGUNDO, Calif. – July 31, 2003 – For the fiscal fourth quarter, International Rectifier Corporation (NYSE: IRF) today reported pro forma net income of $15.4 million (or $0.24 per share), which excludes charges related to previously-announced severance and restructuring activities, on revenues of $228.4 million, compared to net income of $16.1 million (or $0.25 per share) on revenues of $201.0 million in the prior-year quarter.  Including the above charges of $3.8 million, IR reported a net income of $13.2 million (or $0.20 per share) for the fiscal fourth quarter.

Revenues were at the upper end of guidance, increasing more than 6 percent sequentially and 13 percent year-over-year.  IR’s proprietary products (analog ICs, power systems, and advanced-circuit devices) led with 10 percent growth over the prior quarter and 32 percent growth over the prior year.  Proprietary products accounted for 58 percent of customer sales, up from 56 percent in the prior quarter and 50 percent a year earlier.

Shipments grew in all markets led by defense, up 16 percent from the previous quarter and 31 percent from the prior-year quarter.  Shipments into the consumer market rose 12 percent sequentially and 16 percent year over year.  Revenues from PCs increased 10 percent from the March quarter and 37 percent from the year ago quarter.

Revenues from sales to original equipment manufacturers (OEMs) advanced 7 percent sequentially and 30 percent year-over-year.  IR shipments to distributors increased more than 5 percent sequentially and were down 11 percent from the prior-year quarter.

Bookings were strong, increasing 7 percent sequentially and 21 percent year-over-year, led by growth of proprietary products which were up 20 percent sequentially and 44 percent from the prior year.   Automotive orders surged 20 percent from the previous quarter and were up 38 percent for the last half of the fiscal year versus a year ago.  Information technology bookings increased 11 percent sequentially and 50 percent year-on-year, reflecting continued content expansion and share gain fueled by the introduction of Intel’s Centrino™ and Pentium M™ based products.  Bookings for defense and industrial held steady while the consumer market reflected a seasonal slowdown.

Fiscal fourth quarter gross margin expanded 130 basis points from the preceding quarter to 34.8 percent, ahead of previous guidance.  The improvement resulted from a richer mix of proprietary products shipped in the quarter and planned cost reductions.  Gross margin on incremental product sales exceeded 56 percent, better than expected, due to greater sales of IR’s analog ICs.

IR generated $63 million cash from operations during the quarter.  At year-end, the Company had $721 million in cash and cash investments compared to $687 million at the end of March quarter.

Chief Executive Officer Alex Lidow commented, “We continue to realize ever-increasing customer interest in our wide-ranging proprietary product portfolio and benefit from a steady stream of important design wins in our target markets.  This past quarter, we were particularly pleased with the traction in new auto programs resulting in orders up 20 percent ahead of last quarter.  Also, we’re continuing to see strong orders in IT, in large part the result of content expansion from Centrino and other advanced processor platforms.”

In the fourth quarter, IR won significant new business in target markets:

•                  Proprietary products including XPhase™, DirectFET™, and iPOWIR™ took leading positions in new designs with the top five PC and server companies as well as the top two communications networking companies.  IR captured eight new design wins in Springdale desktop platforms and 11 design wins in Centrino and Pentium M solutions where content is significantly higher than previous-generation notebook computers.  ATI and NVIDIA both chose IR analog ICs and advanced circuit devices for their next-generation graphics cards.

•                  Power systems and advanced circuit devices were selected in 16 new defense programs for F-35 Joint Strike Fighter aircraft, advanced satellites, electronic flight control systems, and smart missiles for such customers as General Dynamics, Lockheed-Martin, Boeing, BAE Systems, NASA, Raytheon, and Northrup-Grumman.

•                  Analog ICs and advanced circuit devices from IR were selected for upcoming Daimler-Chrysler, Nissan, Toyota, GM, Volkswagen, and BMW vehicles to power electronic suspension, electronic valve control, direct fuel injection systems, new engine preheat systems, and advanced braking systems.

•                  IR analog ICs were selected for next-generation General Electric appliances and Maytag washers as well as Toshiba-Carrier and Sanyo air conditioners.

•                  Samsung, Sony, Sharp, and LG chose proprietary analog ICs and advanced-circuit devices from IR to power their new plasma and high definition TV displays.

Alex Lidow noted, “Our richer proprietary product mix and cost efficiencies pushed our product gross margins up 170 basis points.  For the quarter ending September, IR expects revenues to grow about 3 percent sequentially plus or minus three points.

We expect our revenues to continue to outpace the industry in Fiscal 2004 with margins expanding about 100 basis points each quarter.”

For the fiscal year just ended, pro forma net income was $48.5 million (or $0.75 per share) on revenues of $864.4 million, compared to prior-year net income of $48.7 million (or $0.75 per share) on revenues of $720.2 million. Including restructuring charges, IR reported a net loss of $89.6 million (or $1.40 per share) for the fiscal year.

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), IR also discloses pro forma or non-GAAP results of operations that exclude costs related to restructuring activities. IR discloses such pro forma information in order to reflect underlying operating performance and to permit shareholders and other readers to better assess the company’s operating results.

The following reconciles current period reported net income and net income per common share to pro forma net income and net income per common share ($ in thousands, except per share data):

For the Fiscal Quarter Ended June 30, 2003
Reported net income	$13,238
Costs from restructuring activities (net of tax benefit)	2,157
Pro forma net income	$15,395

Reported net income per common share, basic	$0.21
Costs from restructuring activities (net of tax benefit)	.04
Pro forma net income per common share, basic	$0.25

Reported net income per common share, diluted	$0.20
Costs from restructuring activities (net of tax benefit)	.04
Pro forma net income per common share, diluted	$0.24

For the Fiscal Year Ended June 30, 2003
Reported net loss	$(89,639)
Costs from restructuring activities (net of tax benefit)	138,168
Pro forma net income	$48,529

Reported net loss per common share, basic	$(1.40)
Costs from restructuring activities (net of tax benefit)	2.16
Pro forma net income per common share, basic	$0.76

Reported net loss per common share, diluted	$(1.40)
Effect of dilutive securities	(0.01)
Costs from restructuring activities (net of tax benefit)	2.16
Pro forma net income per common share, diluted	$0.75

International Rectifier is a world leader in power management technology that improves functionality, speed, compactness, and portability in information technology and other end products.  IR’s analog ICs, advanced-circuit devices, power systems, and components enable Internet hardware to gain speed and reliability, allow portable electronics to run longer off a single charge, improve automotive fuel efficiency, and cut energy consumption in home appliances and industrial motors.  The company is the pioneer and market leader in the $4 billion power MOSFET industry, and over 20 companies are licensed under its power MOSFET patents.  IR serves market leaders around the world, and more than half its revenues come from outside the United States.

The foregoing material includes some forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution that such statements are subject to a number of uncertainties, and actual results may differ materially. Factors that could affect the company’s actual results include greater than expected costs of implementing company restructuring plans; changes in assumptions or events that adversely affect the timing and realization of anticipated cost savings from restructuring plans and the amount of anticipated charges; the failure of market demand to materialize as anticipated; the effectiveness of cost controls and cost reductions; pricing pressures; litigation and other unexpected costs associated with cost-reduction efforts, including reductions in force and the transfer and consolidation of product lines and equipment (including, without limitation, those associated with the company’s restructuring initiatives); product claims, returns and recalls; introduction, acceptance, availability, and continued demand and growth of new and high-performance products; delays in transferring and ramping production lines or completing customer qualifications (including, without limitation, those associated with the company’s restructuring initiatives); company and market impact due to the cancellation or delays in customer and/or industry programs and/or orders; unfavorable changes in industry and competitive conditions; economic conditions in the company’s markets around the world and the timing of changes in market conditions; the company’s mix of product shipments; the success of working capital management programs; failure of suppliers and subcontractors to meet their delivery commitments; changes in interest and investment rates; impacts on our business or financial condition due to changes in currency valuation; impact of changes in accounting methods; the impact of changes in laws and regulations, including tax, trade and export regulations and policies; the actual results of any outstanding patent and other litigation; impacts on our royalties from patent licensee redesign or change in product mix to non-infringing devices; and other uncertainties disclosed in the company’s reports filed with the Securities and Exchange Commission, including its most recent reports on Form 10-K and 10Q. To the foregoing factors should be added the financial and other disruptive effects of terrorist actions.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 212.346.6380 or by logging onto the Internet at http://www.irf.com, http://www.vcall.com, or http://www.streetevents.com at least 15 minutes ahead of the start time. A replay of the call will be available from 7:30 p.m. Eastern time (4:30 p.m. Pacific time) on Thursday, July 31, 2003 until 7:15 p.m. Eastern time (4:15 p.m. Pacific time) on Tuesday, August 5, 2003.  To hear the replay, call 800.633.8284 (for international callers 402.977.9140) and use reservation number 21154895, or use the websites listed above.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com

Centrino, Pentium M are trademarks of Intel Corporation.

XPhase, DirectFET, and iPOWIR are trademarks of International Rectifier.

International Rectifier Corporation and Subsidiaries

Consolidated Statement of Operations

(In thousands except per share amounts)

	(Unaudited)
	Three Months Ended June 30		Twelve Months Ended June 30
	2003	2002	2003	2002

Revenues	$228,370	$201,017	$864,443	$720,229
Cost of sales	148,803	127,297	576,633	463,370
Gross profit	79,567	73,720	287,810	256,859

Selling and administrative expense	37,253	33,135	146,337	125,578
Research and development expense	21,233	19,252	78,904	69,775
Amortization of acquisition-related intangibles	1,368	1,206	5,364	4,110
Impairment of assets, restructuring and severance charges	3,847	—	184,052	—
Operating profit (loss)	15,866	20,127	(126,847)	57,396

Other income (expense)
Interest, net	757	1,191	671	6,499
Other, net	(214)	466	(22)	1,916
Income (Loss) before income taxes	16,409	21,784	(126,198)	65,811

Provision for (benefit from) income taxes	3,171	5,664	(36,559)	17,111
Net income (loss)	$13,238	$16,120	$(89,639)	$48,700

Net income (loss) per common share
Basic	$0.21	$0.25	$(1.40)	$0.77
Diluted	$0.20	$0.25	$(1.40)	$0.75

Average common shares outstanding – basic	64,165	63,583	63,982	63,390
Average common shares and potentially dilutive securities outstanding – diluted	65,385	65,757	63,982	65,271

International Rectifier Corporation and Subsidiaries

Condensed Consolidated Balance Sheet

(In thousands)

	June 30 2003	June 30 2002
Assets

Current assets:
Cash, cash equivalents and cash investments	$492,472	$335,774
Trade accounts receivable	138,097	150,959
Inventories, net	173,577	178,368
Deferred income taxes	32,211	23,027
Prepaid expenses and other receivables	38,482	41,126

Total current assets	874,839	729,254

Long-term cash investments	229,020	335,538

Property, plant and equipment, net	346,557	472,275

Other assets	371,436	276,115

Total assets	$1,821,852	$1,813,182

Liabilities and Stockholders’ Equity

Current liabilities:
Bank loans	$17,121	$16,987
Long-term debt, due within one year	1,183	1,224
Accounts payable	86,911	69,750
Accrued salaries, wages and commissions	28,951	25,696
Other accrued expenses	77,567	56,610

Total current liabilities	211,733	170,267

Long-term debt, less current maturities	579,379	566,841
Other long-term liabilities	14,208	13,336
Deferred income taxes	4,293	4,093

Stockholders’ equity:
Common stock	64,185	63,699
Capital contributed in excess of par value of shares	699,447	691,295
Retained earnings	207,915	297,554
Accumulated other comprehensive income	40,692	6,097
Total stockholders’ equity	1,012,239	1,058,645

Total liabilities and stockholders’ equity	$1,821,852	$1,813,182